                                                      PAPER D

                              Report on Borrowing and Debt Management Initiatives

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2004 Ontario Budget

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                                                       Paper D: Report on Borrowing and Debt Management Initiatives

Highlights

Cost-effective borrowing and debt management activities minimize debt interest costs, freeing up resources for essential programs such as health care and education.

The 2004-05 long-term public borrowing requirements for the Province and Ontario Electricity
Financial Corporation (OEFC) are projected at $23.8 billion, of which $3.5 billion has been completed. The medium-term outlook for long-term public borrowing is estimated at $23.9 billion in
2005-06, declining to $18.8 billion by 2007-08. The refinancing of maturing debt will remain the most significant component of the borrowing program over the next few years. Legislation will be proposed to provide the government with legal authority for new borrowing that exceeds these maturities.

For the 2003-04 year, the Province and OEFC borrowed $25.4 billion in long-term funds.

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2004 Ontario Budget

Long-Term Public Borrowing Program

Total long-term public borrowing requirements for the Province and OEFC in 2003-04 were
$25.4 billion. This amount includes $14.9 billion of debt maturities and redemptions and $6.2 billion for the deficit, partially offset by adjustments for non-cash items and amortizations included in the deficit. OEFC's long-term public borrowing requirements were $5.5 billion.

Ontario's bond issues are well received by both retail and institutional investors worldwide. By far,
Canadian investors comprise the largest investor base for Ontario, followed by investors in the United
States. European and Asian investors also purchase Ontario bonds.

In 2003-04, $18.7 billion, or almost three-quarters, of the Province's total long-term public borrowing requirements were completed in the Canadian domestic market. The Province used a number of instruments to diversify its domestic borrowing program. For instance:

o    $7.1 billion was raised through 14 bond issues broadly targeted to domestic investors.
o    $4.5 billion in Floating Rate Notes were issued at cost-effective rates.
o    Two bond auctions were completed on behalf of OEFC. These bond auctions raised a total of
     $1.0 billion at competitive rates.
o    $900 million was raised through the issuance of the Province's first amortizing bond.
o    A variety of bonds with different terms and structures were issued to meet specific investor preferences.

[A pie chart showing long-term public borrowing in 2003-2004.]

While the majority of the borrowing was
completed in the domestic market, Ontario
diversified its funding sources by raising the
equivalent of $4.6 billion in foreign currencies,
achieving costs below those available in the
Canadian domestic markets:

o    The Province launched its first global bond
     denominated in euros, and also issued three
     U.S. dollar global bonds.
o    Euro Medium-Term Notes in Canadian
     dollars, Australian dollars, Swiss francs and
     Japanese yen were issued, along with the
     Province's first Hong Kong dollar bond. Ontario also issued a yen loan.

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                                                       Paper D: Report on Borrowing and Debt Management Initiatives

Consolidated Provincial Borrowing Program
-------------------------------------------------------------------------------------------------------------------
                                                                                2003-04
                                                                ---------------------------------------
                                                                    Fall                                   Plan
($ Billions)                                                      Outlook*       Interim      Change      2004-05
--------------------------------------------------------------- ------------- ------------ ------------ -----------
Deficit/(Surplus)                                                    5.6          6.2          0.6          2.2
Adjustments for:
   Non-Cash Items Included in Deficit                                0.9         (1.3)        (2.2)         3.2
   Amortization of Major Tangible Capital Assets                    (0.8)        (0.8)          -          (0.8)
Acquisitions of Major Tangible Capital Assets                        1.5          1.3         (0.2)         1.6
Debt Maturities                                                     13.3         13.3           -          16.1
Debt Redemptions                                                     1.1          1.6          0.5          1.0
Canada Pension Plan Borrowing                                       (0.2)        (0.1)         0.1         (1.1)
Increase/(Decrease) in Cash and Cash Equivalents                    (2.0)         0.9          2.9          0.0
Decrease/(Increase) in Short-Term Borrowing                         (0.3)         1.3          1.6          0.2
Other Uses/(Sources) of Cash                                         3.6          3.0         (0.6)         1.4
Total Long-Term Public Borrowing Requirement                        22.7         25.4          2.7         23.8
--------------------------------------------------------------- ------------- ------------ ------------ -----------
* As presented in the 2003 Ontario Economic Outlook and Fiscal Review.
 Note:   Consistent with the treatment in the 2002-03 Public Accounts, the borrowing program of OEFC was consolidated with that of the Province.
                                                                ------------- ------------ ------------ -----------

In addition to the borrowing and redemptions shown in the table for 2003-04, the Province bought back $0.5 billion of previously issued debt, financing these purchases with similar amounts of debt issued at more favourable rates.

The Province's long-term public borrowing program for 2003-04 was $25.4 billion, $2.7 billion higher than the 2003 Ontario Economic Outlook and Fiscal Review estimate, as the Province locked in historically low long-term interest rates by increasing Cash and Cash Equivalents while decreasing
Short-Term Borrowing. The $0.6 billion increase in the Deficit also increased the borrowing program.
The program increase was partially offset by a decrease in Non-Cash Items Included in the Deficit.

Included in the $2.7 billion increase in the 2003-04 requirements is a $1.0 billion increase in long-
term public borrowing requirements for OEFC, due to a decision to extend the term of some of
OEFC's debt to lock in more attractive long-term financing.

Long-term public borrowing requirements for 2004-05 are forecast at $23.8 billion, a $1.6 billion decrease from 2003-04.  So far in 2004-05, the Province has completed $3.5 billion in long-term public borrowing, leaving $20.3 billion remaining to be borrowed for the fiscal year.

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2004 Ontario Budget

Medium-Term Borrowing Outlook

Medium-Term Outlook:  Consolidated Provincial Borrowing Program
---------------------------------------------------------------------------------------------------------------------
($ Billions)                                                      2004-05      2005-06       2006-07       2007-08
-------------------------------------------------------------- ------------- ------------  ------------  ------------
Deficit/(Surplus)                                                   2.2          2.1           1.5           0.0
Estimated Adjustments for Non-Cash Items Included                   2.4          1.2           1.1           1.1
in Deficit
Acquisitions of Major Tangible Capital Assets                       1.6          1.7           1.9           1.7
Debt Maturities
     Currently Outstanding                                         16.1         18.9          11.8           9.5
     Incremental Impact of Future Refinancing                       0.0          0.0           2.1           5.8
     Subtotal                                                      16.1         18.9          13.9          15.3
Debt Redemptions                                                    1.0          1.0           1.0           1.0
Canada Pension Plan Borrowing                                      (1.1)        (1.2)         (0.4)         (0.4)
Decrease/(Increase) in Short-Term Borrowing                         0.2          0.0           0.0           0.0
Other Uses/(Sources) of Funds                                       1.4          0.2           0.0           0.1
Estimated Long-Term Public Borrowing Requirement                   23.8         23.9          19.0          18.8
-------------------------------------------------------------- ------------- ------------  ------------  ------------

While the Province expects to borrow as a result of projected deficits in the medium term, the most significant component of the borrowing program will be to refinance maturing debt. Debt maturities for the Province and OEFC are estimated at $16.1 billion in 2004-05, $18.9 billion in 2005-06,
$13.9 billion in 2006-07 and $15.3 billion in 2007-08.

Cost-effective borrowing and prudent debt management strategies will continue to be key objectives.
These objectives are designed to mitigate the risks associated with accessing the capital markets and to minimize the potential fiscal impact of interest rate and foreign exchange fluctuations. In managing debt maturities, the Province will aim for a smooth maturity profile by taking advantage of opportunities to schedule maturities into years that currently have lower levels of maturing debt.

In addition, the Province will maintain a flexible approach to borrowing, monitoring both domestic and international capital markets to seek out diversified borrowing opportunities that minimize debt servicing costs and support the government's fiscal plan.

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                                                       Paper D: Report on Borrowing and Debt Management Initiatives

Northern Ontario Grow Bonds
A Northern Ontario Grow Bonds pilot project would allow northern Ontario residents to invest in their communities. The proceeds of provincially guaranteed Northern Ontario Grow Bonds would be loaned to eligible small and medium-sized businesses in the north to strengthen and diversify the local economy.

Northern Ontario Grow Bonds are part of the government's plan to promote northern prosperity.
Details of this plan can be found in Budget Paper B, Ontario's Economy.

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2004 Ontario Budget

Debt Management

The Province mitigates financial risks such as market and credit risks associated with its capital market activities by adhering to prudent risk management policies and exposure limits. Financial instruments such as swaps and options are used to hedge the Province's and OEFC's exposure to foreign exchange, interest rate and credit risks.

The Province limits itself to a maximum foreign exchange exposure of five per cent of debt issued for
Provincial purposes.  As of March 31, 2004, foreign exchange exposure was 1.2 per cent of debt issued.

The Province has a maximum interest rate reset exposure limit of 25 per cent of debt issued for
Provincial purposes.  As of March 31, 2004, interest rate reset exposure was 11.4 per cent of debt issued.

When OEFC was established in 1999, its foreign exchange exposure was 14.5 per cent of its total debt. As of March 31, 2003, foreign exchange exposure was reduced to 6.3 per cent, and by
March 31, 2004, this exposure was eliminated by taking advantage of a stronger Canadian dollar.

Floating rate exposure was 8.0 per cent of outstanding debt at March 31, 2004, within the OEFC's limit of 20 per cent.

The Province's credit risk exposures arising from capital market activities are managed by limiting transactions to highly rated counterparties and maintaining credit exposures within approved policy limits.

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                                                       Paper D: Report on Borrowing and Debt Management Initiatives

PAPER D Appendix: Consolidated Financial
Tables

Table I (A):          Net Debt and Accumulated Deficit

Table I (B):          Debt Maturity Schedule

Table I (C):          Medium-Term Outlook--Net Debt and Accumulated Deficit

Table I (D):          Derivative Portfolio Notional Value

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2004 Ontario Budget

NET DEBT AND ACCUMULATED DEFICIT                                                                          TABLE I (A)
Interim 2004                                                                                             ($ Millions)
---------------------------------------------------------------------------------------------------------------------
                                                                                                  Interim      Plan
                                              1999-2000     2000-01     2001-02      2002-03      2003-04     2004-05
------------------------------------------ ------------ ----------- -----------  ------------ ----------- -----------
Debt (1)
Non-Public Debt
   Minister of Finance of Canada:
   Canada Pension Plan Investment
   Fund...................................       13,117      12,709      11,944        10,746      10,233      10,233
   Ontario Teachers' Pension Fund.........       12,252      11,535      11,043        10,387       9,487       8,666
   Canada Mortgage and Housing
     Corporation..........................        1,181       1,147       1,116         1,078       1,040       1,006
   Public Service Pension Fund............        3,535       3,446       3,331         3,200       3,052       2,886
   Ontario Public Service Employees'
     Union Pension Fund (OPSEU)...........        1,679       1,637       1,582         1,520       1,450       1,371
   Other(2)...............................          716         657         581           356       1,081       1,063
                                           ------------ ----------- -----------  ------------ ----------- -----------
                                                 32,480      31,131      29,597        27,287      26,343      25,225
                                           ------------ ----------- -----------  ------------ ----------- -----------
Publicly Held Debt
   Debentures and Bonds(3)................       97,694      99,008      99,990       102,958     116,733     125,568
   Treasury Bills.........................        5,663       4,814       5,108         6,274       3,359       3,209
   U.S. Commercial Paper(3)...............        1,133         959       1,566         1,515       1,134       1,134
    Deposits with the Province of Ontario
     Savings Office (POSO)(4).............        2,812       2,482       2,438             -           -           -
   Other..................................          458         447         447           438         745       1,611
                                           ------------ ----------- -----------  ------------ ----------- -----------
                                                107,760     107,710     109,549       111,185     121,971     131,522
                                           ------------ ----------- -----------  ------------ ----------- -----------
Total Debt                                      140,240     138,841     139,146       138,472     148,314     156,747
Cash and Temporary Investments ...........      (6,884)     (6,319)     (5,773)       (7,252)     (8,417)     (8,417)
Other Net (Assets)/Liabilities(5).........        1,042        (26)     (1,252)         1,427       (492)     (5,918)
                                           ------------ ----------- -----------  ------------ ----------- -----------
Net Debt..................................      134,398     132,496     132,121       132,647     139,405     142,412
Tangible Capital Assets(6)................            -           -           -      (13,942)    (14,478)    (15,246)
                                           ------------ ----------- -----------  ------------ ----------- -----------
Accumulated Deficit(7)....................      134,398     132,496     132,121       118,705     124,927     127,166
------------------------------------------ ------------ ----------- -----------  ------------ ----------- -----------
Source: Ontario Ministry of Finance.
(1)  Includes debt issued by the Province and Government Organizations, including Ontario Electricity Financial Corporation and Ontario Municipal Economic Infrastructure Financing Authority (OMEIFA)/Ontario Strategic Infrastructure Financing
     Authority (OSIFA).
(2)  Other non-public debt includes Ontario Municipal Employees Retirement Fund, College of Applied Arts and Technology
     Pension Plan, Ryerson Retirement Pension Plan, Ontario Immigrants Investor Corporation and indirect debt of school boards (the indirect debt of school boards of $891 million was incurred in 2004 to refinance the non-permanently financed debt of 55 school boards.  An equivalent amount is included in Net Assets as advance payments to school boards.)
(3)  All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts.
(4)  The Province completed the sale of POSO to Desjardins Credit Union effective March 31, 2003, with the POSO liabilities to the depositors assumed by the purchaser.
(5)  Other Net (Assets)/Liabilities includes accounts receivable, loans receivable (including municipal loans by
     OMEIFA/OSIFA), advances and investments in Government business enterprises, accounts payable, accrued liabilities, pensions and the elimination of the liability for power purchase agreements with non-utility generators.
(6)  Starting with fiscal year 2002-03, Tangible Capital Assets are capitalized and amortized over their estimated useful lives.
     In 2001-02 and prior years, the costs of Tangible Capital Assets were recognized as expenditures.
(7)  Accumulated Deficit represents net debt adjusted for tangible capital assets.

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DEBT MATURITY SCHEDULE                                                                                        TABLE I (B)
Interim 2004                                                                                                 ($ Millions)
                                                                                                     Interim
                         Canadian           U.S.         Japanese                         Other      2003-04      2002-03
    Currency               Dollar         Dollar              Yen      Euro(1)    Currencies(2)        Total        Total
Fiscal Year Payable
------------------------------------------------------------------------------------------------------------  -----------
2003-04                                                                                                            17,662
2004-05                    15,884          2,539              614          310              536       19,883       14,449
2005-06                    12,014          6,747              676           46                -       19,483       18,508
2006-07                     9,257          2,437              460            -                -       12,154        7,909
2007-08                     6,040          3,007              320            -              299        9,666        9,768
2008-09                    14,399          3,790                -          795              207       19,191            -
----------------- --------------- --------------                                                ------------  -----------
1-5 years                  57,594         18,520            2,070        1,151            1,042       80,377       68,296
6-10 years                 23,644          3,291              938        2,749              483       31,105       36,732
11-15 years                 1,655              -               63            -                -        1,718        2,022
16-20 years                10,181              -                -            -                -       10,181        7,376
21-25 years                14,368              -                -            -                -       14,368       12,057
26-50 years(3)             10,565              -                -            -                -       10,565       11,989
----------------- --------------- --------------  ---------------  ----------- ---------------- ------------  -----------
Total(4)                  118,007         21,811            3,071        3,900            1,525   148,314(5)      138,472
----------------- --------------- --------------  ---------------  ----------- ---------------- ------------  -----------
Debt Issued
for Provincial
Purposes                   94,952         17,621            3,071        3,900            1,218      120,762      112,340
OEFC Debt                  23,055          4,190                -            -              307       27,552       26,132
                  --------------- --------------  ---------------  ----------- ---------------- ------------  -----------
Total(5)                  118,007         21,811            3,071        3,900            1,525   148,314(5)      138,472
----------------- --------------- --------------  ---------------  ----------- ---------------- ------------  -----------
(1)  Euro includes debt issued in legacy currencies i.e., Deutsche mark, French franc and Netherlands guilders.
(2)  Other Currencies comprise Australian dollar, Norwegian kroner, New Zealand dollar, Pound sterling, Swiss franc and
     Hong Kong dollar.
(3)  The longest term to maturity is to March 1, 2045.
(4)  Total for all foreign currency denominated debt as at March 31, 2004 was $30.3 billion (2003, $28.4 billion).  Of that,
     $27.5 billion or 90.8% (2003, $25.0 billion or 88.1%) was fully hedged to Canadian dollars.
(5)  Total debt includes issues totalling $2.9 billion (2003, $3.4 billion) that have embedded options exercisable by either the
     Province or the bondholder under specific conditions.

MEDIUM-TERM OUTLOOK--                                                                                  TABLE I (C)
NET DEBT AND ACCUMULATED DEFICIT                                                                      ($ Billions)
------------------------------------------------------------------------------------------------------------------
                                                                    2005-06             2006-07            2007-08
------------------------------------------------------ -------------------- ------------------- ------------------
Total Debt                                                            163.8                 171              177.2
Cash and Temporary Investments                                        (8.4)               (8.4)              (8.4)
Other Net (Assets)/Liabilities                                       (10.0)              (14.7)             (20.1)
------------------------------------------------------ -------------------- ------------------- ------------------
Net Debt                                                              145.4               147.9              148.7
Tangible Capital Assets                                              (16.2)              (17.2)             (18.0)
------------------------------------------------------ -------------------- ------------------- ------------------
Accumulated Deficit                                                   129.2               130.7              130.7
------------------------------------------------------ -------------------- ------------------- ------------------

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2004 Ontario Budget

DESCRIPTION OF DERIVATIVE FINANCIAL INSTRUMENTS
---------------------------------------------------------------------------------------------------------------
The table below presents a preliminary maturity schedule of the Province's and OEFC's derivative financial instruments, by type, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts, are not indicative of credit or market risk, and are not representative of actual cash flows.

The Province has sizable financing requirements, largely to refinance maturing indebtedness, which includes those of OEFC. To meet these financing requirements in the most cost-effective manner, the Province has issued a variety of debt instruments in domestic and international markets. To take advantage of favourable interest rates, the Province issues debt instruments that are repayable in several currencies other than Canadian dollars.

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal arrangements under which the Province agrees  with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics.  Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.
---------------------------------------------------------------------------------------------------------------

DERIVATIVE PORTFOLIO NOTIONAL VALUE                                                                         TABLE I (D)
Interim 2004                                                                                               ($ Millions)
-----------------------------------------------------------------------------------------------------------------------
                                                                                              Over    Interim
                                                                                    6-10       10     2003-04    2002-03
Maturity in Fiscal Year       2004-05    2005-06   2006-07    2007-08    2008-09    Years     Years    Total      Total
-------------------------- ---------- --------- --------------------- --------- --------- ------------------- ---------
Swaps:
   Interest rate..........      4,814    12,890      5,374      7,090    10,106    11,370     3,419    55,063    49,043
   Cross currency.........      6,437     8,255      3,165      2,934     3,986     6,041         -    30,818    28,699
Forward foreign
   exchange contracts.....      2,755         -          -          -         -         -         -     2,755     2,081
Futures...................         62         -          -          -         -         -         -        62       100
Options ..................         40         -          -          -         -         -         -        40         -
Caps and floors...........         50       225        205          -         -         -         -       480        50
TOTAL                          14,158    21,370      8,744     10,024    14,092    17,411     3,419    89,218    79,973
-------------------------- ---------- --------- --------------------- --------- --------- ------------------- ---------
Definitions:
Notional value:  represents the volume of outstanding contracts. It does not represent cash flows.
Swap: a legal arrangement, the effect of which is that each of the parties (the counterparty) takes responsibility for a financial obligation incurred by the other counterparty. An interest rate swap exchanges floating interest payments for fixed interest payments or vice versa. A cross-currency swap exchanges principal and interest payments in one currency for cash flows in another currency.
Forward foreign exchange contract: an agreement between two parties to set exchange rates in advance.
Future: a contract that confers an obligation to buy/sell a commodity at a specified price and amount on a future date.
Option: a contract whereby the buyer has the right to buy/sell a designated instrument at a specified price within a specified period of time.
Cap: a contract that allows the purchaser to cap the contractual interest rate of a liability.
Floor: a contract that allows the purchaser to protect the total rate of return of an asset.

The Province also limits its credit risk exposure on derivatives by entering into contractual agreements (master agreements)
that provide for termination netting and, if applicable, payment netting with virtually all of its counterparties.

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